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                                                        EXHIBIT 10.59


            AGREEMENT, dated April 23, 1996 between INTERFERON SCIENCES, INC., a Delaware corporation with an office at 783 Jersey Avenue, New Brunswick, New Jersey 08901 ("ISI"), and PURDUE PHARMA L.P., a Delaware limited partnership with an office at 100 Connecticut Avenue, Norwalk, Connecticut 06850-3590 ("Purdue Pharma"),

                              W I T N E S S E T H :

            WHEREAS, ISI and Purdue Pharma are parties to a Distribution Agreement, dated June 14, 1991, as amended by Amendment dated January 26, 1994, Amendment dated March 29, 1995 and Amendment dated July 31, 1995 (the "Distribution Agreement"); and

            WHEREAS, subject to the provisions of Section 5 hereof, ISI and Purdue Pharma desire to terminate the Distribution Agreement in accordance with the terms and conditions contained herein;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties agree as follows:

            1. Defined Terms. Capitalized terms used herein without definition shall have the same respective meanings as provided in the Distribution Agreement.

            2. Termination of Distribution Agreement. Subject to the provisions of Section 5 hereof, the




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Distribution Agreement shall be terminated effective as of May 7, 1996 or such earlier date that the parties shall agree (the "Effective Date"); provided, however, that Sections 10(b), 11 and 12(a), (b), (c) and (d) of the Distribution Agreement shall survive such termination to the extent that the event, circumstance, action or omission giving rise to the rights and obligations of the parties pursuant to such sections occurred during periods prior to the Effective Date.

            3. Distribution Services.

               (a) First Year. Subject to the provisions of Section 5 hereof, during the one-year period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the "First Year"), Purdue Pharma shall provide Distribution Services (as defined below) to ISI in the United States with respect to the first 24,000 Vials shipped during the First Year. For purposes of this Section 3, "Distribution Services" shall mean warehousing the 24,000 Vials, processing orders for the 24,000 Vials, packaging the 24,000 Vials, distributing the 24,000 Vials to purchasers in the United States, invoicing purchasers of the 24,000 Vials, processing returns and rebates with respect to the 24,000 Vials, collecting payments from the purchasers of the 24,000 Vials, and remitting such payments net of the deductions described below to ISI. ISI shall in its sole




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discretion determine the sales and marketing program for the 24,000 Vials, including, without limitation, the cost of the Product and cash discounts and samples to be given to purchasers of the Product; provided, however, that ISI shall not take any action that will materially increase Purdue Pharma's cost of Distribution Services set forth below in this Section 3(a). Purdue Pharma shall be compensated for its Distribution Services at a cost of $240,000 ($10 per Vial) (the "Service Fee") payable on the Effective Date, and Purdue Pharma shall be entitled to retain the $240,000 Service Fee even if ISI requires Distribution Services with respect to less than 24,000 Vials.


            Within 30 days after the end of each calendar month, Purdue Pharma shall (i) determine the gross amount collected from the sale of the applicable portion of the 24,000 Vials during such month, (ii) deduct therefrom the amount of rebates and cash discounts included in such gross amount, all to the extent attributable to such month and (iii) remit to ISI the amount referenced in clause (i) above less the deductions referenced in clause (ii) above together with a statement of the gross amount collected and the applicable deductions for such month. Purdue Pharma shall permit ISI's certified public accountant on reasonable notice and at reasonable times to inspect the accounts, books and records of Purdue Pharma relevant to the calculation of the amounts to be remitted to ISI hereunder




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for the purpose of verifying such amounts. Such inspection shall only be to the extent necessary to verify the amounts due to ISI hereunder, and ISI shall cause such certified public accountant to maintain in strictest confidence all information obtained in such inspection and the disclosures to ISI of the results of such inspection. ISI's certified public accountant shall be entitled to disclose to ISI information obtained during the course of such inspection but only to the extent that such information relates solely to Purdue Pharma's Alferon N Injection business. To the extent that such information also relates to any other business of Purdue Pharma, ISI's certified public accountant shall not be permitted to disclose such information to ISI but shall only be entitled to disclose the accuracy of such information and the amount of any discrepancy to ISI.

            Anything contained in this Agreement to the contrary notwithstanding, (i) with respect to its Distribution Services, Purdue Pharma shall only be required to pay, subject to reimbursement through the Service Fee, for (A) foam inserts, Obergfel's commission (approximately 1% of the sales price per Vial), Obergfel's order charge (approximately $5 per 18 Vials), shipping charges from Sanofi to Obergfel, shipping charges from Obergfel to customers, refrigerant bags (approximately $.37 each), mold foam insert PPVs (approximately $.34 each), labels (approximately $.41 each), shippers (approximately $51.60




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each), ADE reporting, medical inquiry and regulatory charges (approximately
$10,000 per year), and FDA user fees ($12,600 per year), if any and (B) Purdue Pharma's internal costs for its order processing, packaging, distribution, collection and payment services, and (ii) ISI shall pay all other costs in connection with the 24,000 Vials and the Distribution Services, including, without limitation, the costs of Vials, samples, returns, freight, handling and destruction charges for returns, cash discounts, sales promotion, literature promotion, clinical grants and insurance, and ISI shall, in accordance with
Section 3(c) below and Section 12(e) of the Distribution Agreement, continue to include Purdue Pharma as an additional named insured on its product liability insurance.

                (b) Second Year. Subject to the provisions of Section 5 hereof, at ISI's sole option, Purdue Pharma shall provide Distribution Services to ISI with respect to up to the first 30,000 Vials shipped during the one-year period commencing on the first anniversary of the Effective Date and ending on the second anniversary of the Effective Date (the "Second Year"). Any such Distribution Services provided by Purdue Pharma to ISI during the Second Year shall be on the same terms and conditions as set forth above in Section 3(a), except that Purdue Pharma's Service Fee shall be $15.00 per Vial.



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                (c) Applicability of Provisions of Distribution Agreement. The
provisions of Sections 10, 11, 12(d) and 12(e) of the Distribution Agreement shall apply mutatis mutandis to this Agreement so long as Purdue Pharma is performing Distribution Services or may be subject to liability as a result of the performance of Distribution Services.

                (d) Indemnification. So long as Purdue Pharma is performing Distribution Services or may be subject to liability as a result of the performance of Distribution Services, ISI shall defend, indemnify and hold harmless Purdue Pharma from and against any and all damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees, arising from or related to any claim pertaining to the manufacture, warehousing, packaging, marketing, promotion, distribution and/or sale of Vials or the Product, other than to the extent that damages, liabilities, costs, and expenses are held to arise from the negligence or misconduct of Purdue Pharma.

                (e) Title and Risk of Loss. Subject to the provisions of Section 5 hereof, from and after the Effective Date, title to, and risk of loss of, the Assets (as defined in Section 4 below) shall remain with ISI at all times. Notwithstanding anything to the contrary, ISI shall bear all risk of expiration of Vials and shall be responsible for all



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costs of destruction and disposition of Vials and the Product upon the termination of Purdue Pharma's Distribution Services.

            4. Purchase of Inventory. ISI shall purchase on the Effective Date all of the assets of Purdue Pharma used exclusively in its Alferon N Injection business, including, without limitation, Purdue Pharma's then existing inventory of Vials and packaging materials, marketing materials, customer lists, artwork, printing plates, data and copyrighted material (collectively, the "Assets"), all at a cost of $51.81 per Vial (the "Asset Purchase Price"); provided, however, that, although ISI may use and sell the purchased Assets containing Purdue Pharma's name until such Assets have been depleted, ISI shall not create, use or sell any new materials containing Purdue Pharma's name and shall discontinue the use of Purdue Pharma's name as soon as is reasonably practicable after completion of Purdue Pharma's marketing service; and provided, further, that, notwithstanding the foregoing, with respect to the 15,000 Vials currently on order by Purdue Pharma as of the date hereof, ISI and Purdue Pharma agree that such order is hereby canceled, and ISI shall retain said 15,000 Vials and shall not charge Purdue Pharma for them.

            5. EFFECTIVENESS OF AGREEMENT. THIS AGREEMENT SHALL ONLY BE EFFECTIVE (a) IF ISI PAYS TO PURDUE PHARMA IN IMMEDIATELY AVAILABLE FUNDS ON OR BEFORE THE EFFECTIVE DATE



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THE SERVICE FEE SET FORTH IN SECTION 3(a) ABOVE AND THE ASSET PURCHASE PRICE SET
FORTH IN SECTION 4 ABOVE AND (b) IF ISI OBTAINS ON OR BEFORE THE EFFECTIVE DATE $10,000,000 OR MORE IN GROSS PROCEEDS TO ISI FROM ISI'S CURRENTLY PROPOSED UNDERWRITTEN PUBLIC OFFERING OF SHARES OF ISI'S COMMON STOCK. IF ISI FAILS TO SATISFY THE CONDITIONS SET FORTH IN THE PRECEDING SENTENCE ON OR BEFORE THE EFFECTIVE DATE, THIS AGREEMENT SHALL BE NULL AND VOID, AND THE DISTRIBUTION AGREEMENT AND ALL PROVISIONS THEREOF SHALL CONTINUE IN FULL FORCE AND EFFECT AS IF THIS AGREEMENT HAD NEVER EXISTED.

            6. Miscellaneous.


               (a) All notices and other communications required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given if personally delivered (which includes delivery by Federal Express or similar service), sent by telecopier or mailed by certified or registered mail, return receipt requested, to the party concerned at its address as set forth on page 1 (or at such other address as a party may specify by notice to the other). All notices and communications if given to ISI shall be addressed to the attention of its President with a copy to ISI's Chief Executive Officer, c/o National Patent Development Corp., 9 West 57th Street, Suite 4170, New York, New York 10019 or if given to Purdue Pharma shall be addressed to its



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President with a copy to Howard R. Udell, Esq., Millard, Greene and Udell, 100
Connecticut Avenue, Norwalk, Connecticut 06850-3590.

               (b) This Agreement contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral and written understandings and agreements relating thereto, and may not be modified, discharged or terminated orally.

               (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

               (d) Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

               (e) If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is



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inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

               (f) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               (g) Neither party hereto shall assign this Agreement without the prior written consent of the other.

               (h) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either party as agent of the other party.

               (i) Each of the parties hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement or a breach of this Agreement. In any such action or proceeding, each of the parties waives personal service of any summons, complaint, or other process and agrees that service thereof may be made in accordance with Section 6(a). Within 30 days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceedings, each of the parties shall appear or answer such summons, complaint, or other process. Should any of the parties so


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served fail to appear or answer within such 30-day period or such extended period, as the case may be, such party shall be deemed in default and judgment may be entered by the other party against such party for the amount as demanded in any summons, complaint, or other process so served.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                                     INTERFERON SCIENCES, INC.


                                                     By_________________________
                                                       Title:  Chief Executive
                                                                   Officer



                                                     PURDUE PHARMA L.P.

                                                     By:  Purdue Pharma Inc.,
                                                          its general partner


                                                     By_________________________
                                                       Title:  Vice President






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